Exhibit 99

Contact: David W. Sharp
(713) 361-2630

For release September 23, 2002 IMMEDIATELY

HORIZON OFFSHORE REPORTS MODERATE DAMAGE TO VESSEL

HOUSTON (September 23, 2002) - Horizon Offshore Contractors, Inc. (NASDAQ:HOFF) said today that one of its vessels, the lay barge Lone Star Horizon, suffered moderate damage due to a fire while at anchor off Ciudad Del Carmen, Mexico. The vessel crew was evacuated and no injuries requiring medical treatment were reported.  The Lone Star Horizon had recently completed the KIX pipeline project for PEMEX, and was preparing for demobilization to the U.S. Gulf of Mexico.

The fire, which was limited to the generator control room, occurred at about 3:00 p.m. on September 20, 2002, and was extinguished about 6:00 p.m. Horizon does not anticipate any interruption in its current work program, as it will be able to utilize other vessels in its fleet to substitute for the Lone Star in the short term, with the Lone Star returning to service as soon as repairs are completed.

Horizon wishes to extend its thanks to other contractors in the area who provided timely and effective assistance, particularly North Bank Towing and Global Industries, Inc.

Horizon Offshore, Inc. and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America.  The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filings with the Securities and Exchange Commission.

            Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon Offshore or any other person that the projected outcomes can or will be achieved.